Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

Media contact:	Alice Izzo
Phone:	(858) 642-7272
Email:	alice.izzo@amylin.com

Investor Contact:	Michael York
Phone:	(858) 458-8602
Email:	michael.york@amylin.com

AMYLIN PHARMACEUTICALS REPORTS 2008 FINANCIAL RESULTS

Net Product Sales Increased 9% Over 2007 to $765.3 Million;
Positive Operating Cash Flow Targeted By End of 2010

San Diego, CA – January 27, 2009 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2008. The Company reported total revenue of $202.5 million for the quarter ended December 31, 2008, which includes net product sales of $184.9 million. Net loss, excluding a charge of $54.9 million associated with the Company’s strategic restructuring and workforce reduction in the fourth quarter, was $49.1 million, or $0.36 per share.  Non-GAAP operating loss, excluding non-cash items and the restructuring charge, was $20.2 million for the quarter ended December 31, 2008, compared to $47.0 million for the same period in 2007.  GAAP net loss including the restructuring charge was $104.1 million, or $0.76 per share for the quarter ended December 31, 2008.

For the year ended December 31, 2008, the Company reported total revenue of $840.1 million, which includes net product sales of $765.3 million, a 9% increase over 2007. Net loss, excluding the restructuring charge of $54.9 million, was $260.5 million, or $1.90 per share.  For the year ended December 31, 2008 non-GAAP operating loss, excluding non-cash items and the restructuring charge, was $137.2 million compared to $147.2 million for the same period in 2007.  GAAP net loss for the year ended December 31, 2008 was $315.4 million, or $2.30 per share. At December 31, 2008 the Company held cash, cash equivalents and short-term investments of $816.8 million.

“In 2008, we continued to deliver year over year revenue growth in a challenging market environment,” said Daniel M. Bradbury, president and chief executive officer, Amylin Pharmaceuticals. “In 2009, we will create value for patients and our shareholders by capitalizing on key market drivers, such as the American Diabetes Association’s inclusion of BYETTA as the only new addition to their treatment guidelines. Our focus remains on increasing BYETTA revenue, submitting the New Drug Application (NDA) for exenatide once weekly, significantly improving operating results and progressing toward positive operating cash flow by the end of 2010.”

Quarter ended December 31, 2008

Net product sales of $184.9 million for the quarter include sales of $162.7 million for BYETTA® (exenatide) injection and $22.2 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $194.7 million, consisting of $176.3 million for BYETTA and $18.4 million for SYMLIN for the same period in 2007.

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Revenue under collaborative agreements was $17.6 million for the quarter ended December 31, 2008, compared to $27.3 million for the same period in 2007. The decrease reflects lower cost-sharing payments from Eli Lilly and Company for BYETTA and exenatide once weekly development expenses.

Selling, general and administrative expenses decreased to $86.1 million for the quarter ended December 31, 2008 from $122.4 million for the same period in 2007. The decrease primarily reflects lower promotional spending for BYETTA and the Company’s reduced cost structure following its restructuring.

Research and development expenses decreased to $67.0 million for the quarter ended December 31, 2008 from $83.9 million for the same period in 2007. The decrease primarily reflects lower development expenses for exenatide once weekly and the Company’s reduced cost structure following its restructuring.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $73.2 million for the quarter ended December 31, 2008, compared to $78.6 million for the same period in 2007.

The Company’s results for the quarter ended December 31, 2008 include a charge of $54.9 million associated with the Company’s restructuring. This charge consists primarily of one-time expenses related to facility leases, including impairments of related tenant improvements and employee termination benefits. Net loss excluding this charge was $49.1 million, or $0.36 per share. Non-GAAP operating loss, excluding non-cash items and the restructuring charge, was $20.2 million for the quarter ended December 31, 2008 compared to $47.0 million for the same period in 2007. Including the restructuring charge, GAAP net loss was $104.1 million, or $0.76 per share, for the quarter ended December 31, 2008, compared to $76.9 million, or $0.57 per share, for the same period in 2007.

Fourth quarter highlights

Highlights of Amylin’s fourth quarter and recent activities include:

BYETTA

•                  Communicated the addition of BYETTA to the American Diabetes Association’s treatment guidelines for the medical management of type 2 diabetes.

Exenatide Once Weekly

•                  Announced that the ongoing extension of the DURATION-1 study is appropriate to use as the basis for demonstrating comparability between intermediate-scale clinical trial material made in Alkermes’ manufacturing facility, and commercial-scale drug product made at Amylin’s manufacturing facility based on feedback from the U.S. Food and Drug Administration (FDA).

•                  Reaffirmed plans for exenatide once weekly NDA submission to the FDA by the end of the first half of 2009.

•                  Completed enrollment of DURATION-3, the third in a planned program of superiority clinical studies of exenatide once weekly, comparing exenatide once weekly to insulin glargine in patients using oral diabetes medications.  Results from this study are expected in the third quarter of 2009.

•                  Initiated DURATION-4 clinical study, comparing exenatide once weekly as a monotherapy treatment to either metformin, a thiazolidinedione (TZD) or a dipeptidyl peptidase-4 (DPP-4) inhibitor.  Results from this study are expected in 2010.

Corporate

•      Implemented a strategic restructuring that reduced the Company’s San Diego workforce by approximately 25 percent, and announced plans to have a positive operating cash flow (defined as positive non-GAAP operating results) by the end of 2010.

Obesity Program

•                  Presented novel data on Amylin’s promising obesity pipeline at The Obesity Society’s Scientific Conference that supported the therapeutic potential of the integrated neurohormonal approach to obesity pharmacotherapy.

Year ended December 31, 2008

Total revenue for the year ended December 31, 2008 was $840.1 million. This includes net product sales of $765.3 million, consisting of $678.5 million for BYETTA and $86.8 million for SYMLIN. This compares to total revenue of $781.0 million for the same period in 2007, including net product sales of $701.5 million consisting of $636.0 million for BYETTA and $65.5 million for SYMLIN.

Revenues under collaborative agreements were $74.8 million for the year ended December 31, 2008, compared to $79.5 million for the same period in 2007. Revenues under collaborative agreements consist primarily of cost-sharing payments from Lilly for BYETTA and exenatide once weekly development expenses.  Collaborative revenues for the year ended December 31, 2007 included $15.0 million in milestones earned primarily upon Lilly’s launch of BYETTA in the European Union.

Selling, general and administrative expenses increased to $395.1 million for the year ended December 31, 2008 from $391.0 million for the same period in 2007.  Selling general and administrative expenses consist of continued investments in promotional spending for BYETTA and SYMLIN and business infrastructure to support the Company’s operations.

Research and development expenses increased to $293.1 million for the year ended December 31, 2008 from $276.6 million for the same period in 2007. The increase primarily reflects continued investments in exenatide once weekly and the Company’s obesity development programs.

Collaborative profit sharing, which represents Lilly’s 50% share of BYETTA gross margin, was $302.6 million for the year ended December 31, 2008 compared to $290.9 million for the same period in 2007.

Non-GAAP operating loss, excluding non-cash items and the restructuring charge, was $137.2 million for the year ended December 31, 2008 compared to $147.2 million for the same period in 2007. Net loss excluding the restructuring charge was $260.5 million, or $1.90 per share. GAAP net loss for the year ended December 31, 2008 was $315.4 million, or $2.30 per share, compared to $211.1 million, or $1.59 per share for the same period in 2007.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. The call will be webcast live through Amylin’s corporate Web site, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and 2008 financial results, and information regarding guidance for 2009 operations. For those without access to the Internet, the live call may be accessed by phone by calling (888) 713-4209 (U.S./Canada) or (617) 213-4863 (international), Conference ID# 59487694. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international), Conference ID# 22593977.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other one-time items, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. Amylin also reports non-GAAP, research and development expenses net of cost-sharing payments, which is a non-GAAP financial measure. The Company believes that investors’ understanding of Amylin’s net investment in research and development activities is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as the exenatide once weekly NDA mentioned in this press release, may not be submitted timely or receive FDA approval; risks that our expense reductions will not be as large as we expect; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues:
Net product sales	$184,922	$194,719	$765,342	$701,450
Revenues under collaborative agreements	17,569	27,319	74,767	79,547
Total revenues	202,491	222,038	840,109	780,997

Costs and expenses:
Cost of goods sold	21,495	22,135	91,596	65,457
Selling, general and administrative	86,105	122,356	395,112	390,982
Research and development	67,022	83,888	293,095	276,600
Collaborative profit sharing	73,182	78,606	302,600	290,934
Restructuring	54,926	—	54,926	—
Total costs and expenses	302,730	306,985	1,137,329	1,023,973

Operating loss	(100,239)	(84,947)	(297,220)	(242,976)

Interest (expense) income, net	(3,832)	8,006	(3,242)	31,840
Loss on impairment of equity method and available for sale investments	—	—	(14,943)	—

Net loss	$(104,071)	$(76,941)	$(315,405)	$(211,136)

Net loss per share - basic and diluted	$(0.76)	$(0.57)	$(2.30)	$(1.59)

Shares used in computing net loss per share - basic and diluted	137,623	134,896	137,006	132,621

A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items, and other one-time items is provided in the table that follows (in thousands, unaudited):

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
GAAP operating loss	$(100,239)	$(84,947)	$(297,220)	$(242,976)

Stock-based compensation	12,104	14,837	55,115	59,064
Other non-cash compensation	5,833	18,425	24,680	21,693
Depreciation and amortization	7,161	4,700	25,280	15,049
Restructuring	54,926	—	54,926	—

Non-GAAP operating loss	$(20,215)	$(46,985)	$(137,219)	$(147,170)

A reconciliation of reported GAAP research and development expenses to non-GAAP research and development expenses, net of cost-sharing payments, is provided in the table that follows (in thousands, unaudited):

	Quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP research and development expenses	$67,022	$83,888	$293,095	$276,600
Cost-sharing payments	(16,498)	(26,248)	(70,481)	(60,261)

Non-GAAP research and development expenses, net of cost sharing payments	$50,524	$57,640	$222,614	$216,339

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$816,838	$1,130,415
Accounts receivable, net	62,369	73,579
Inventories, net	115,823	100,214
Other current assets	41,038	32,100
Property, plant and equipment, net	636,922	390,301
Other assets	39,639	47,602
Total assets	$1,712,629	$1,774,211

Liabilities and stockholders’ equity
Current liabilities	$313,778	$287,284
Other liabilities, net of current portion	179,227	34,109
Long-term debt, net of current portion	868,750	900,000
Stockholders’ equity	350,874	552,818
Total liabilities and stockholders’ equity	$1,712,629	$1,774,211

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